Exhibit 5.1

Goodwin Procter LLP Counselors at Law Exchange Place Boston, Massachusetts 02109	T: 617.570.1000 F: 617.523.1231 www.goodwinprocter.com

November 14, 2012

WisdomTree Investments, Inc.

380 Madison Avenue, 21st Floor

New York, New York 10017

Re:	Securities Being Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (Registration No. 333-184505) (as amended or supplemented, the “Registration Statement”) filed on October 19, 2012 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to $177,118,337.05 of common stock, par value $0.01 per share (the “Selling Stockholder Shares”), of WisdomTree Investments, Inc., a Delaware corporation (the “Company”), to be sold by certain existing stockholders of the Company. The Registration Statement was amended on November 8, 2012 and was declared effective by the Commission on November 9, 2012. Reference is made to our opinion letters dated October 19, 2012 and November 8, 2012 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on November 15, 2012 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by certain selling stockholders of up to 26,000,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Selling Stockholder Shares”) covered by the Registration Statement. The Selling Stockholder Shares include an option granted to the underwriters of the offering to purchase 3,868,185 Selling Stockholder Shares. We understand that the Selling Stockholder Shares are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

Based upon the foregoing, we are of the opinion that the Selling Stockholder Shares have been duly authorized and validly issued, and are fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP